Exhibit 99.1

BioAtla Reports Third Quarter 2025 Financial Results and Highlights Recent Progress

– Company achieved FDA alignment on Phase 3 Oz-V trial for the treatment of 2L+ OPSCC, which will evaluate dual primary endpoints with potential of achieving accelerated approval followed by full approval

– Company is in advanced stages to finalize a strategic transaction with a potential partner and we remain on-track to complete the transaction by year end

– BA3182 trial in advanced adenocarcinomas is currently ongoing and evaluating various dosing and treatment schedules with a readout expected in the first half of 2026

– Achieved milestone with Context Therapeutics under the license agreement for the CAB-Nectin4-TCE reflecting continued progress and validation of BioAtla's differentiated CAB T-cell engager platform

– Management to host a conference call and webcast today at 4:30 p.m. Eastern Time

SAN DIEGO, November 13, 2025 – BioAtla, Inc. (Nasdaq: BCAB), a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics for the treatment of solid tumors, today announced its financial results for the third quarter ended September 30, 2025 and provided highlights on its clinical programs.

“We remain on track for completing a partnership transaction by year end,” said Jay M. Short, Ph.D., Chairman, Chief Executive Officer and co-founder of BioAtla. “In addition, we've achieved FDA alignment on our Phase 3 registrational Oz-V trial design, and we continue to be encouraged by our CAB T-cell engagers progress with the achievement of the recent CAB-Nectin4-TCE milestone and the promising data from CAB-EpCAM-TCE, or BA3182, recently presented at ESMO.”

Key Developments, Operational Updates and Upcoming Milestones

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Key Outcomes from end of Phase 2 FDA Type B Meeting and other updates for Fast Track Designated Oz-V (CAB-ROR2-ADC) (NCT05271604)
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As announced in September (HERE for news release), the Company achieved FDA alignment on the planned Phase 3 Oz-V trial design, dosing regimen, the comparator arm and approval endpoints for the treatment of 2L+ OPSCC – which represents a sizable and steadily growing patient population poorly served by EGFR inhibitors and other standard of care regimens
•
This randomized, Phase 3 trial will evaluate dual primary endpoints of overall response rate and overall survival (OS) with the potential of achieving accelerated approval followed by full approval
•
Continue preparations for initiation of the Oz-V Phase 3 study in 2L+ OPSCC; on track to advance with a strategic partner in early 2026.

•
Dose-escalation for dual conditionally binding BA3182 (CAB-EpCAM x CAB-CD3-TCE) (NCT05808634) in heavily pretreated patients with unresectable or metastatic adenocarcinoma
•
Preliminary data were presented at ESMO 2025 (HERE for more details) from the ongoing dose ‑escalation portion of the Phase 1 study in advanced adenocarcinomas

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Observed prolonged tumor control with increasing BA3182 doses; a confirmed partial response (cPR) at 0.6 mg is ongoing for more than six months in a patient with intrahepatic cholangiocarcinoma
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Adverse events were generally transient and readily manageable; only two cases of cytokine release syndrome (CRS) were reported as of the September 10, 2025 cut-off
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The trial is currently ongoing and evaluating various dosing and treatment schedules with a readout expected in the first half of 2026
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Additional readouts from the expansion portion of the study are expected later in 2026

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Phase 2 study of conditionally active mecbotamab vedotin (Mec-V) (CAB-AXL-ADC) (NCT03425279) alone and in combination with nivolumab in adult and adolescent patients with soft tissue sarcomas
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Data were from 44 evaluable patients with leiomyosarcoma, liposarcoma, and undifferentiated pleomorphic sarcoma were presented at SITC 2025 (HERE for more details) with encouraging median OS of 21.5 months
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The 12-month OS rate was 73%, compared to approximately 50% historically reported for approved agents in similar populations
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Adverse events were generally low-grade, transient, and manageable; no treatment-related deaths were reported as of the March 25, 2025 cut-off
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These encouraging OS observations are directionally consistent with prior experience in mKRAS NSCLC from the ongoing Phase 2 trial of Mec-V (NCT04681131; HERE for more information) in mKRAS NSCLC (median of 3 prior lines of treatment)

Recent Poster Presentations at:

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Society for Immunotherapy of Cancer (SITC) 2025 Annual Meeting in National Harbor, MD in November titled “Median OS of 21.5 Months Among 44 Patients with Treatment-Refractory Leiomyosarcoma, Liposarcoma, and Undifferentiated Pleomorphic Sarcoma Treated with Mecbotamab Vedotin, an AXL-targeting ADC”
•
2025 European Society for Medical Oncology (ESMO) Congress in Berlin, Germany in October titled “Results from a Phase 1 Dose Escalation Study of BA3182, a Dual-Conditionally Active Biologic (CAB) EpCAM x CD3 Bispecific T-cell Engager in Patients with Treatment Refractory Metastatic Adenocarcinoma”
•
Annual Conference of the International Papillomavirus Society (IPVS) in Bangkok, Thailand in October titled “Targeting HPV E6/E7 Upregulation of the Transmembrane Receptor Tyrosine Kinase ROR2 with the ADC Ozuriftamab Vedotin in Patients with Advanced HPV+ Oropharyngeal Squamous Cell Carcinoma”

A copy of these presentation materials can be accessed on the “Publication” section of the Company’s website at www.bioatla.com.

Third Quarter 2025 Financial Results

Research and development (R&D) expenses were $9.5 million for the quarter ended September 30, 2025 compared to $16.4 million for the same quarter in 2024. The $6.9 million decrease was primarily driven by lower program development costs due to prioritization of clinical programs, lower headcount-related expenses following the workforce reduction announced in March 2025, and lower non-cash stock-based compensation. We continue to expect R&D expenses to decline through the remainder of 2025 as we concentrate resources on our prioritized programs.

In October 2025, Context Therapeutics triggered a $2 million milestone payment under the license agreement for the CAB-Nectin4-TCE program. The payment was received recently and reflects continued progress and validation of BioAtla's differentiated T-cell engager platform.

General and administrative (G&A) expenses were $4.2 million for the quarter ended September 30, 2025, compared to $5.9 million for the same quarter in 2024. The $1.7 million decrease was primarily attributable to reduced personnel costs related to the workforce reduction in March 2025, and lower stock-based compensation expense.

Net loss for the quarter ended September 30, 2025 was $15.8 million, compared to a net loss of $10.6 million for the same quarter in 2024 which included $11.0 million in collaboration revenue from our license with Context Therapeutics. The increase in net loss was primarily due to the collaboration revenue recorded in 2024, a $2.1 million non-cash loss on warrant liability recorded in Q3 2025 related to warrants issued in our December 2024 financing, offset by decreases in R&D and G&A expense described above. Cash and cash equivalents as of September 30, 2025 were $8.3 million, not including the $2 million milestone payment or any R&D funding from the collaboration. The Company is in advanced stages to finalize a strategic transaction with a potential partner and we remain on track to complete the transaction by year end.

Third Quarter 2025 Conference Call and Webcast Details

The management of BioAtla, Inc. will host a conference call and webcast for the investment community today, November 13, 2025, at 4:30 p.m. Eastern Time. A live webcast may be accessed here: BioAtla Third Quarter 2025 Earnings Conference Call. The conference call can be accessed by dialing toll-free (800) 343-4136 (domestic) or (203) 518-9843 (international). The passcode for the conference call is BIOATLA.

A replay of the webcast and slides with topline interim clinical data referenced on the call will be available under “Events & Presentations” in the Investors section of the Company’s website after the conclusion of the presentation and will be archived on the BioAtla website for one year.

About CAB-EpCAM x CAB-CD3 Bispecific T-cell Engager Antibody

BioAtla is developing BA3182 as a potential anticancer therapy for patients with advanced adenocarcinoma. BA3182 is a (CAB) EpCAM x (CAB) CD3 bispecific T cell engager antibody that contains two binding sites for EpCAM and two binding sites for CD3ε. The binding sites for EpCAM and CD3ε have been designed to bind their respective targets specifically and reversibly under the conditions found in the TME and to have reduced binding outside of the TME. The CAB selective binding to both the CAB EpCAM and CAB CD3ε arms are required to activate the T cell engagement against the tumor, thus enabling the combined selectivity of each CAB binding arm in the bispecific antibody. BioAtla continues to advance the ongoing Phase 1 study to evaluate the safety, pharmacokinetics, and efficacy of BA3182 in advanced adenocarcinoma patients.

About Ozuriftamab Vedotin (Oz-V)

Ozuriftamab vedotin (Oz-V), CAB-Platform-ROR2-ADC, is a conditionally and reversibly active antibody drug conjugate directed against ROR2, a transmembrane receptor tyrosine kinase that is present across many different solid tumors including head and neck, lung, triple-negative breast cancer and melanoma. Overexpression of ROR2, a noncanonical wnt5A signaling receptor, is driven by oncoproteins associated with HPV infection and forms a cancer axis that is associated with poor prognosis and resistance to chemo-

and immunotherapies. This Phase 3 ready clinical asset is targeting multiple solid tumor indications, including the treatment of patients with HPV+ OPSCC who have previously experienced progression on PD-1/L1 therapies and platinum chemotherapy. The FDA granted Fast Track Designation to ozuriftamab vedotin for the treatment of patients with recurrent or metastatic SCCHN.

About Mecbotamab Vedotin (Mec-V)

Mecbotamab vedotin (Mec-V), CAB-Platform-AXL-ADC, is a conditionally and reversibly active antibody drug conjugate targeting the receptor tyrosine kinase AXL. This Phase 2 stage clinical asset is targeting multiple solid tumor indications, including the treatment of mKRAS NSCLC and soft tissue sarcoma.

About BioAtla®, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and in Beijing, China through its contractual relationship with BioDuro-Sundia, a provider of preclinical development services. Utilizing its proprietary CAB platform technology, BioAtla develops novel, reversibly active monoclonal and bispecific antibodies and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has extensive and worldwide patent coverage for its CAB platform technology and products with greater than 780 active patent matters, more than 500 of which are issued patents. Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. To learn more about BioAtla, Inc., visit www.bioatla.com.

About Context Therapeutics Worldwide License Agreement for CAB-Nectin-4 x CD3 TCE

In September 2024, BioAtla and Context Therapeutics announced an exclusive worldwide license agreement to develop and commercialize BA3362, a Nectin-4 x CD3 TCE antibody. Under the terms of the agreement, BioAtla is eligible to receive up to $133.5 million in aggregate payments, as well as tiered royalties on net sales. BA3362 targets Nectin-4, which is highly and frequently overexpressed in a variety of cancers. Nectin-4 is a clinically validated target for cancer therapy using a traditional antibody-drug conjugate (ADC), but it is also associated with certain adverse events, including neuropathy and rash. BA3362 is a CAB T cell engager that is designed to be preferentially active within the tumor microenvironment.

Forward-looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words. Examples of forward-looking statements include, among others, statements we make regarding BioAtla’s business plans and prospects; whether our clinical trials will support registration; achievement of milestones; results, progress and timing of our research and development programs and clinical trials; expectations with respect to enrollment and dosing in our clinical trials; the anticipated clinical benefits, safety, efficacy, and market potential of our product candidates; plans and expectations regarding future data updates, clinical trials, regulatory meetings and regulatory submissions; the timing of and the ability to establish collaborations or other strategic partnerships for selected assets; the potential regulatory approval path for our product candidates;

expectations about the sufficiency of our cash and cash equivalents to fund operations and expectations regarding R&D expenses and cash burn, and expected cost reductions from our workforce reduction. Forward-looking statements are based on BioAtla's current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: factors that raise substantial doubt about our ability to continue as a going concern and that we will need additional funding to continue development of our CAB technology platform and our CAB product candidates;the risk that preliminary or interim clinical results may not be indicative of results from later cohorts or larger populations; potential delays in clinical and preclinical trials; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, or regulatory approval dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; whether regulatory authorities will be satisfied with the design of and results from the clinical studies or take favorable regulatory actions based on results from the clinical studies; our dependence on the success of our CAB technology platform; our ability to enroll patients in our ongoing and future clinical trials; the successful selection and prioritization of assets to focus development on selected product candidates and indications; our ability to form collaborations and partnerships with third parties and the success of such collaborations and partnerships; our reliance on third parties for the manufacture and supply of our product candidates for clinical trials; our reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing; potential adverse impacts due to geopolitical or macroeconomic events outside of our control, including health epidemics or pandemics; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2025, August 7, 2025 and November 13, 2025 and our subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and BioAtla undertakes no duty to update such information except as required under applicable laws.

Internal Contact:

Richard Waldron

Chief Financial Officer

BioAtla, Inc.

rwaldron@bioatla.com

858.356.8945

External Contact:
Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Collaboration and other revenue	$—	$11,000	$—	$11,000
Operating expenses:
Research and development	$9,539	$16,395	$35,578	$51,445
General and administrative	4,250	5,875	14,472	17,254
Total operating expenses	13,789	22,270	50,050	68,699
Loss from operations	(13,789)	(11,270)	(50,050)	(57,699)
Other income (loss):
Interest income	133	692	770	2,815
Loss on warrant liability	(2,119)	—	(536)	—
Other expense	(3)	(8)	(7)	(8)
Total other income (loss)	(1,989)	684	227	2,807
Net loss and comprehensive loss	$(15,778)	$(10,586)	$(49,823)	$(54,892)
Net loss per common share, basic and diluted	$(0.27)	$(0.22)	$(0.85)	$(1.14)
Weighted-average shares of common stock outstanding, basic and diluted	58,745,343	48,335,847	58,501,472	48,213,183

BioAtla, Inc.

Condensed Balance Sheet Data

(in thousands)

	September 30, 2025	December 31, 2024

Cash and cash equivalents	$8,320	$49,046
Total assets	15,908	52,422
Total current liabilities	17,984	14,540
Total liabilities	47,145	38,157
Total stockholders' equity (deficit)	(31,237)	14,265
Total liabilities and stockholders' equity (deficit)	15,908	52,422